SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

REALBIZ MEDIA GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of the transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Realbiz Media Group, Inc.

201 W Passaic St Ste 301

Rochelle Park, NJ 07662

INFORMATION STATEMENT

November 18, 2016

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and

Schedule 14C

Thereunder

We are not asking you for a Proxy and

you are requested not to send us a Proxy

INTRODUCTION

This notice and information statement (the “Information Statement”) is being mailed on or about November 21, 2016 to our stockholders of record as of November 16, 2016 pursuant to Section 14C of the Exchange Act of 1934, as amended, to inform our stockholders that the holders of a of a majority of the voting rights of our outstanding shares of common stock and Series C preferred stock, representing 51.44 of the available votes, executed a written consent dated November 16, 2016 (the “Consent”) authorizing our Board of Directors to amend our Certificate of Incorporation (the “Amendment”) to effect a reverse split of our common stock at a ratio of one-for-two hundred (the “Reverse Split”).

The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 250,000,000.

This notice and the information statement attached hereto shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”). The action approved cannot be taken until at least 20 days from the date of mailing this Information Statement.

Our Board of Directors has approved resolutions granting it the authority to effect the Reverse Split and holders of a majority of the voting rights of our outstanding shares of common stock and Series C preferred stock, representing 51.4% of the total votes available, have signed the Consent. Those Accordingly, your approval is not required and is not being sought.

As of November 16, 2016, we had 250,000,000 shares of Common Stock authorized, and 155,656,433 shares outstanding. Each share of Common Stock was entitled to one vote by written consent. In addition, we had 121,000,000 shares of Preferred Stock authorized, 60,000 shares of which are designated Series C preferred shares. Each share of Series C Preferred Stock is convertible into 100 shares of common stock and holds voting rights of 100 votes for each share of common stock into which it is convertible.

Please read this notice carefully. It describes, among other things, certain information concerning the Reverse Split. The Form of Amendment is attached to this Information Statement as Exhibit A.

Our principal executive office is located at 201 W Passaic St Ste 301, Rochelle Park, NJ 07662.

This is Not a Notice of a Meeting of Stockholders and No Stockholders’ Meeting Will Be Held to Consider Any Matter Described Herein

Realbiz Media Group, Inc.

201 W Passaic St Ste 301

Rochelle Park, NJ 07662

Information Statement

Pursuant to Section 14 of the Securities Exchange Act of 1934

And Regulation 14C and Schedule 14C Thereunder

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to the Consent to authorize our Board of Directors to amend our Certificate of Incorporation to effect a reverse split of our common stock at a ratio of one-for-two hundred shares (the “Reverse Split”). The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 250,000,000.

Stockholders of record as of November 16, 2016, the date that the holders of a majority of the voting rights of our outstanding shares of common stock and Series C preferred stock sufficient to approve the Reverse Split signed the Consent, are entitled to notice of the foregoing. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By order of the Board of Directors

/s/ Alex Aliksanyan

Chief Executive Officer

November 18, 2016

ACTION APPROVED

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO

EFFECT A REVERSE STOCK SPLIT

Our Board of Directors has adopted a resolution authorizing it to amend our Certificate of Incorporation to effect a reverse split (the “Reverse Split”) of our common stock at a ratio of one-for-two hundred. Stockholders holding a majority of the voting rights related to our outstanding shares of our common stock and Series C preferred stock, representing 51.44% of the shares to be voted, have also approved the Reverse Split by written consent. The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 250,000,000.

Our Board believes that the Reverse Split is in our best interests, principally because it may increase the bid price of our common stock and facilitate our ability to attract investment. The current bid price of our common stock on the OTCQB was $0.0051 on November 16, 2016. Our Board believes that conducting the Reverse Split may increase our ability to attract investment, as our Board also believes that we need to seek additional financing to fund our business plan and that the Reverse Split is a necessary pre-requisite to conducting financings.

Our Board also believes that the current price of our common stock impairs an efficient market in our common stock. This is due to several factors that impact lower priced stocks, including (1) a reluctance among certain institutions and investors to invest in low priced securities, (2) internal restrictions imposed by many securities firms on the solicitation of orders for low priced stocks by stockbrokers, (3) the ineligibility of our common stock for margin loans due to its low share price, (4) a reluctance among analysts to write research reports on low priced stocks due to the preceding factors, and (5) high transaction costs relative to share price due to the prevailing rule that commissions charged on the purchase and sale of stock, as a percentage of share price, are higher on lower priced stocks.

There can be no assurance that if we effect the Reverse Split we will successfully complete a financing.

Our Board of Directors believes that the Reverse Split will have the effect of increasing the market price per share of our common stock and, while the Board believes that the Reverse Split will not immediately alleviate all the above factors, it does believe that such increase may, over time, alleviate some or all of the factors noted above and lead to a more efficient market in our common stock. In addition, an increase in the per share price of our common stock may also generate greater investor interest in our common stock, thereby possibly enhancing the marketability of our common stock to the financial community.

The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of our common stock from approximately 155,721,443 to approximately 778,607 (based on a one-for-two hundred ratio). In addition to our outstanding shares of common stock, we have approximately 116,035,000 shares reserved for issuance upon exercise of outstanding and warrants and convertible securities. Upon completion of the Reverse Split, this number of shares reserved for issuance would be reduced to 580,175. The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 250,000,000. The Reverse Split will not reduce or affect our authorized preferred shares.

The following table sets forth the effects of the Reverse Split on our outstanding and authorized capital:

						Common Stock
						Authorized but
		Outstanding		Authorized		Unissued and
	Outstanding	Preferred	Authorized	Preferred	Authorized	Available for
	Common Stock	Stock (1)	Common Stock	Stock	Capital Stock	Future Issuance
Current	155,656,433	49,756,682	250,000,000	121,000,000	371,000,000	94,343,567
One for 200	778,282	49,756,682	250,000,000	121,000,000	371,000,000	249,221,718

(1) Includes 60,000 shares of Series C preferred stock and 49,691,682 shares of Series A preferred stock currently outstanding.

.

In addition, (i) proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise immediately as would have been required immediately preceding the Reverse Split, and (ii) the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock will be reduced proportionately based on the Reverse Split ratio of one for two hundred.

The Reverse Split will affect all of the holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares as discussed below. Our outstanding options and warrants contain provisions that are intended to protect the holders against dilution of the holders’ percentage interest in our company and that also effect a reduction in the exercise price of the option in the event our shares are issued at less than the option exercise price.

The current number of holders of record of our common stock is approximately 475. Following the Reverse Split, the number of our stockholders of record will remain approximately 475, as any of our stockholders with less than one share will be rounded up in the exchange to one share.

Although the Reverse Split may increase the per share market price of our common stock, an increase in price can neither be assured nor calculated with certainty. The per share market price of our common stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split and such per share market price may be less than the proportionate increase in the number of shares outstanding as a result of the Reverse Split. There can be no assurance that the Reverse Split will lead to a sustained increase in the per share market price of our common stock or that the factors discussed above that we believe impair an efficient market in our common stock will be alleviated.

Stockholders should also be aware that the Reverse Split may result in a decrease in the trading volume of the common stock due to the decrease in the number of outstanding shares. The per share market price of our common stock may also change as a result of other unrelated factors, including our business activities performance and other factors related to our business as well as general market conditions.

No Fractional Shares

No fractional shares will be issued. Stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our common stock in lieu of the fractional share. No stockholders will receive cash in lieu of fractional shares.

Authorized Shares

The Reverse Split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding. As of November 16, 2016, we had 250,000,000 shares of authorized common stock and 155,656,433 shares of common stock issued and outstanding. We will continue to have 1,000,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Procedure for Effecting the Reverse Split

we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this information statement. The Certificate of Amendment has received the unanimous approval of our Board of Directors and has also been approved by stockholders holding a majority of the voting rights of our outstanding shares of common and preferred stock. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

The Reverse Split will take place on the effective date without any action on the part of the holders of our common stock and without regard to current certificates representing shares of our common stock being physically surrendered for certificates representing the number of shares of Common Stock each stockholder is entitled to receive as a result of the Reverse Split. New certificates for shares of our common stock will not be issued at this time. Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Effect on Registered and Beneficial Stockholders

Upon a Reverse Split, we intend to treat stockholders holding our common stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the our company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to the our Board and stockholders.

No Appraisal Rights

Under Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

Accounting Matters

The Reverse Split will not affect the par value of our common stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. The stockholder's holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 16, 2016, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to us to be the beneficial owner of more than five percent of our common stock as well as the number of shares of common stock beneficially owned by all of our Directors, each of our executive officers and all our Directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of our common stock outstanding on said date and all shares issuable to such holder in the event of exercise of outstanding options owned by such holder at said date. As of November 16, 2016 we had 155,656,433 shares of common stock outstanding.

Amount and Nature of Beneficial Ownership
				Number Of		Number Of
	Number Of			Series A		SeriesC
	Common			Preferred		Preferred			Percentage
	Shares			Shares		Shares			of Total
Name And	Beneficially		Percentage	Beneficially	Percentage	Beneficially	Percentage		Voting
Address (2)	Owned		Owned (3)	Owned	Owned (3)	Owned	Owned (3)		Power (4)

5% Stockholders:
Monaker Group, Inc.(5)	10,359,890	(6)	6.7%	44,470,101	89.5%	-	-		6.8%
Acknew Investments, Inc.(7)	11,736,750		7.5%	-	-	-	-		1.5%
Brian Swift	869,679		0.6%	-	-	25,000	41.7%		31.1%
Donald P. Monaco	11,587,302		7.4%	-	-	20,000	33.3%	%	26.3%
Officers and Directors:
Cardar Investments Ltd. (8)	7,014,130		4.5%	-	-	-	-		0.9%
Alex Aliksanyan	1,000,000		0.6%	-	-	-	-		0.1%
Thomas Grbelja	200,000		0.1%	-	-	-	-		0.0%
Keith White	200,000	(9)	0.1%	-	-	15,000	25.0%	%	18.6%
All directors and officers as a group (7 persons)	8,414,130		5.4%	-	-	15,000	25.0%	%	19.7%

____________________________

* Less than 1%

(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. Unless otherwise indicated, the tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.

(2) Unless otherwise noted, the address is 201 W. Passaic Street, Suite 301, Rochelle Park, NJ 07662

(3) Based on 155,721,443 common shares, 49,691,682 Series A Preferred Shares, and 60,000 Series C Preferred Shares issued and outstanding as of the date of this report. We do not have any shares of Series B Preferred Stock outstanding. Also includes shares issuable on exercise of outstanding warrants and upon conversion of Monaker Group, Inc. Preferred Stock.

(4) Percentage of Total Voting Power is based on 805,413,125 votes and includes voting rights attached to all Common Shares Outstanding and all Preferred Shares Outstanding that can convert to Common Shares. Holders of our common stock are entitled to one vote per share, for a total of 155,721,443 votes. Holders of our Series A preferred stock are entitled to one vote for each share of common stock that would be issuable upon conversion of such share. Each share of Series A Preferred Stock is convertible into 1 share of Common Stock for a total of 49,691,682 votes. Holders of our Series C Preferred Stock shall have the right to a number of votes for each shares of Series C Preferred equal 100 votes for each share of common stock that would be issuable upon conversion of such share. Each share of Series C Preferred Stock is convertible into that number of shares of common stock as is determined by dividing (A) the stated value ($5) by (B) the conversion price then in effect ($0.05) for a total of 6,000,000 conversion shares and a total of 600,000,000 votes. The total voting power excludes warrants, accrued salaries of the Company, outstanding debt of the Company, outstanding debt of the Company’s former parent company Monaker Group, Inc., and Preferred Shares of Monaker Group, Inc. each of which can be converted into Common Shares of the Company but do not contain voting rights until converted into common stock.

(5) The address is 2690 Weston Road, Suite 200, Weston, FL 33331. William Kerby is the natural person with sole voting and investment control over the securities beneficially owned by Monaker Group, Inc.

(6) Includes 10,359,890 shares of common stock received as accrued dividends on their shares of Series A Stock

(7) The address is M100-1010 De La Gauchetiere, 5FJ5Q2B (57103B), Montreal H3B5J2, Canada. Harry Hart is the natural person with voting and investment control over the securities beneficially owned by Acknew Investments, Inc.

(8) The address is79 Flitton Avenue, Peterborough, ON, K9H 065 Canada. Warren Kettlewell is the natural person with voting and investment control over the securities held by Cardar Investments Ltd.

(9)  Includes 200,000 shares of common stock held by a company controlled by Mr. White.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

/s/ Alex Aliksanyan

Chief Executive Officer

November 18, 2016

EXHIBIT A

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF REALBIZ MEDIA GROUP, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware The undersigned, being a duly authorized officer of Realbiz Media Group, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That the Restated Certificate of Incorporation of the Corporation has been amended as follows by adding the following to Article FOURTH immediately after the first paragraph of Article FOURTH:

"The presently issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of one (1) share of Common Stock for each two hundred (200) shares of Common Stock currently issued and outstanding. Such combination shall not change the number of shares of capital stock which the Corporation shall have authority to issue nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding."

SECOND: That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated: November 18, 2016

REALBIZ MEDIA GROUP, INC.

By:  /s/   Alex Aliksanyan

Name: Alex Aliksanyan

Title: CEO